                                                                    EXHIBIT 4.4


PURSUANT TO A DEBT SUBORDINATION AGREEMENT DATED FEBRUARY 6, 1998, IN FAVOR OF COAST BUSINESS CREDIT, THIS DEBENTURE IS SUBORDINATED TO THE COAST DEBT (AS DEFINED IN THE DEBT SUBORDINATION AGREEMENT).

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

No. CSD-98___                                                    $_____________

                                 ROSS SYSTEMS, INC.

              CONVERTIBLE SUBORDINATED DEBENTURE DUE FEBRUARY 6, 2003

     THIS DEBENTURE ("Debenture") is one of a duly authorized issue of Debentures of Ross Systems, Inc., a corporation duly organized and existing under the laws of the State of California (the "Company"), designated as its Convertible Subordinated Debentures Due February 6, 2003 (the "Debentures").

     FOR VALUE RECEIVED, the Company promises to pay to ________________, the holder hereof, or its order (the "Holder"), the principal sum of ________________________________ United States Dollars (U.S. $____________) on
February 6, 2003 (subject to extension as provided herein, the "Maturity Date") and to pay interest on the principal sum outstanding under this Debenture ("Outstanding Principal Amount"), at the rate of 4% per annum for the period commencing on the date of issuance and ending on the date six months therefrom, and at the rate of 6% per annum thereafter, in all cases due and payable semi-annually in arrears on the last day of June and December of each year (each an "Interest Payment Date"), with the first such payment due on June 30, 1998. Interest shall be calculated based on a 360-day year of twelve 30-day months. Accrual of interest shall commence on the most recent date on which interest has been paid, or if no interest has been paid, on the first business day to occur after the date hereof and shall continue until the following Interest Payment Date. The interest so payable will be paid to the person in whose name this Debenture (or one or more predecessor Debentures) is registered on the records of the Company regarding registration and transfer of the Debentures (the "Debenture Register") at the close of business on the record date for interest payable on such Interest Payment Date; provided, however, that the Company's obligation to a transferee of this Debenture arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions of the Convertible Securities Subscription Agreement dated as of February 6, 1998 between the Company and the Subscriber named therein (the "Subscription Agreement"). The principal of this Debenture is payable in such coin or currency of the United States of America as of the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Debenture Registrar of the Company as designated in writing by the Holder hereof from time to time.
The interest on this Debenture for each Interest Payment Date shall be payable in shares of the Company's Common Stock, no par value ("Common
Stock"), valued at the average of the two lowest closing bid prices for the Common Stock as reported by the Bloomberg Service for the thirty (30) trading days immediately preceding the Interest Payment Date ("PIK Interest"). The Company shall deliver to the Holder within five (5) business days after the applicable Interest Payment Date a statement in the form of Exhibit 2 hereto ("PIK Statement"). The Company shall cause such shares of Common Stock representing the PIK Interest to be issued and delivered within 10 calendar days following the applicable Interest Payment Date. The record date for any interest payment shall be the tenth (10th) day prior to the applicable
Interest Payment Date. Payments shall be sent by overnight courier or two-day courier to such Holder at the last address appearing on the Debenture Register for such payments. Except as otherwise provided herein, the Outstanding Principal Amount and interest due hereunder shall bear interest, from and after the occurrence and during the continuance of a default hereunder, at the rate equal to the lower of twenty percent (20%) per annum or the highest rate permitted by applicable law to be charged on commercial loans. In the event the Company pays any interest on the Debenture and it is determined that such interest was paid at a rate in excess of the legal maximum rate, then that portion of the interest payment representing an amount in excess of the legal maximum rate shall be deemed a payment of principal and shall be applied against the principal of the Debenture.

          This Debenture is subject to the following additional provisions:

          1. EXCHANGE. The Debentures in minimum principal amount of $50,000, are exchangeable for an equal aggregate principal amount of Debentures of different denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange.

          2.   [Intentionally Omitted]

          3. TRANSFERS. This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged in the United States only in compliance with the Securities Act of 1933, as amended (the "Act"), and applicable state securities laws. Prior to due presentment for transfer of this Debenture, the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and all other purposes, whether or not this Debenture be overdue, and the Company shall not be affected by notice to the contrary.

          4. DEFINITIONS. For purposes hereof the following definitions shall apply:

               "CLOSING DATE" shall mean the date of original issuance of this Debenture and "SECOND CLOSING DATE" shall mean June 15, 1998.

               "COMMON STOCK" shall mean the Common Stock, no par value, of the Company.
               "CONVERSION DATE MARKET PRICE" shall mean, unless otherwise specified herein, an amount that is equal to the lesser of (a) the Maximum Conversion Price or (b) 101% of the average of the two lowest closing bid prices of the Common Stock as reported by the Bloomberg Service for the thirty (30) trading days immediately preceding the Holder Conversion Date, subject to adjustment from time to time as set forth in Paragraph 8 hereof and/or in the Subscription Agreement and/or Registration Rights Agreement (as defined in the Subscription Agreement).

               "CONVERSION DEFAULT" shall have the meaning set forth in Paragraph 10(b).

               "CONVERSION NOTICE" shall have the meaning set forth in Paragraph 6(c).

               "CONVERSION RATE" shall have the meaning set forth in Paragraph 6(b).

               "HOLDER CONVERSION DATE" shall have the meaning set forth in Paragraph 6(c).

               "MARKET PRICE FOR SHARES OF COMMON STOCK" shall mean the price of one share of Common Stock determined as follows:

                    (i) If the Common Stock is listed on Nasdaq, the closing bid price as reported by the Bloomberg Service on the date of valuation;

                    (ii) If the Common Stock is listed on a national securities exchange, the lowest reported sales price on such exchange on the date of valuation;

                    (iii) If neither (i) nor (ii) apply but the Common Stock is quoted in the over-the-counter market on the pink sheets or bulletin board, the lesser of (A) the lowest sales price or (B) the mean between the last reported "bid" and "asked" prices thereof on the date of valuation; and

                    (iv) If neither clause (i), (ii) or (iii) above applies, the market value as determined by a nationally recognized investment banking firm or other nationally recognized financial advisor retained by the Company for such purpose, taking into consideration, among other factors, the earnings history, book value and prospects for the Company, and the prices at which shares of Common Stock recently have been traded. Such determination shall be conclusive and binding on all persons.

               "MAXIMUM CONVERSION PRICE" shall mean (i) for the period commencing on the date of original issuance of this Debenture and ending December 31, 1998, the amount of $7.00; provided, however, that in the event that during the period expiring ninety (90) days following the Closing Date, the Company offers, sells, contracts to sell or otherwise issues or agrees to issue any securities of the Company, convertible or otherwise, in a private placement financing transaction (other than pursuant to any existing plans or obligations of the Company as set forth on Schedule 3.4 attached to the Convertible Securities Subscription Agreement between the Company and the Holder), with a maximum conversion price per share of Common Stock of, or in the case of a Common Stock offering a purchase price per share equal to, an amount less than $7.00, then the "Maximum Conversion Price" for such period ending December 31, 1998 shall mean such lower conversion price or offer price per share; and provided further, that in the event of any stock split, subdivision, combination, reorganization, exchange, substitution or reclassification, such Maximum Conversion Price shall be equitably and appropriately adjusted to reflect such change; and (ii) for the period commencing January 1, 1999, 115% of the average closing bid price of the Common Stock as reported by the Bloomberg Service over the 1998 calendar year.

               "PARAGRAPH 5 TRANSACTION" shall mean a merger, consolidation, or other transaction referred to in Paragraph 5.

               "POST-DEFAULT CONVERSION" shall have the meaning set forth in Paragraph 10(b).

               "REGISTRATION RIGHTS AGREEMENT" shall have the meaning set forth in the Subscription Agreement.

               "SUBSCRIPTION AGREEMENT" shall have the meaning set forth on page 1 of this Debenture.

               "UNDERLYING SHARES" shall mean (unless otherwise indicated where used) the Common Stock issuable upon conversion of this Debenture and the Common Stock issued as PIK Interest.

          5. PARAGRAPH 5 TRANSACTIONS. If at any time (i) there occurs any consolidation or merger of the Company with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation) or there occurs any other corporate reorganization or transaction or series of related transactions, and as a result thereof the shareholders of the Company pursuant to such merger, consolidation, reorganization or other transaction own in the aggregate less than 50% of the voting power and common equity of the ultimate parent corporation or other entity surviving or resulting from such merger, consolidation, reorganization or other transaction, (ii) the Company transfers all or substantially all of the Company's assets to another corporation or other entity or person or (iii) the Company shall fix a record date for the declaration of a material special distribution or dividend, whether payable in cash, securities or assets (other than shares of Common Stock) (a "Paragraph 5 Transaction"), then subject to the Company's prior redemption rights as provided in Paragraph

5A below, the Holder of this Debenture, at its option, (a) may participate in any such transaction as a class with common stockholders on the same basis as if the Outstanding Principal Amount of this Debenture had been converted one day prior to the announcement of such transaction, provided that in the event of a transaction described in clause (i) or (ii) of this Paragraph 5, the Holder elects to convert (which election may be made contingent on the consummation of such transaction); or (b) may require that the Company redeem this Debenture at a redemption price equal to 115% of the then Outstanding Principal Amount of the Debenture, plus accrued but unpaid interest on the Debenture. Notice of the Holder's election under this Paragraph 5 shall be given not less than five (5) days prior to the effective date of such transaction.

          5A. REDEMPTION AT THE OPTION OF THE COMPANY. This Debenture may not be redeemed or prepaid by the Company at its option except in accordance with the terms of this Section 5A.

          (a) (i) At any time during the period ending 180 days after the Second Closing Date ("Initial Redemption Period"), the Company may, at its option and for any reason, redeem any part of this Debenture which is then outstanding, in whole but not in part, for cash at a redemption price equal to
(x) during the first 90 days of the Initial Redemption Period, 104% of the then Outstanding Principal Amount of the Debenture, plus accrued but unpaid interest on the Debenture, and (y) during the period from day 91 of the Initial Redemption Period through the end of the Initial Redemption Period, 108% of the then Outstanding Principal Amount of the Debenture, plus accrued but unpaid interest on the Debenture; provided that the Company shall have funds legally available for such redemption and that the notice provisions of paragraph 5A(b)(i) have been complied with.

               (ii) If at any time during the period commencing 181 days after the Second Closing Date and ending, to the extent this Debenture remains outstanding, on the last day prior to the Maturity Date ("Special Redemption Period"), there may occur a transaction described in clause (i) of Paragraph 5, the Company shall have the right to redeem any part of this Debenture which shall remain outstanding on the effective date of such Paragraph 5(i) transaction for cash at a redemption price equal to 120% of the then Outstanding Principal Amount of the Debenture, plus accrued but unpaid interest on the Debenture; provided that the Company shall have funds legally available for such redemption, that the notice provisions of paragraph 5A(b)(ii) have been complied with, and that the Holder may elect to convert all or any part of this Debenture prior to such redemption date at a conversion date market price equal to the lesser of (x) the Maximum Conversion Price or (y) 101% of the average of the two lowest closing bid prices of the Common Stock as reported by the Bloomberg Service for the sixty (60) trading days immediately preceding the date of the public announcement by the Company of such Paragraph 5(i) transaction, which conversion may, at the Holder's option, be conditioned upon the effectiveness of the Paragraph 5(i) transaction.

          (b) (i) Notice of the Company's intention to redeem this Debenture during the Initial Redemption Period pursuant to paragraph 5A(a)(i) above, shall be given not less than twenty (20) days prior to the date of redemption of this Debenture by personal delivery or by facsimile, followed by two-day courier to the Holder of this Debenture at the address of the Holder provided for such notices. Each such notice shall state: (I) a redemption date not less than twenty (20) days following the date of mailing of the notice; (II) the place or places where this Debenture is to be surrendered for payment of the redemption price; (III) that interest on this Debenture will cease to accrue on such redemption date; and (IV) that the Holder may elect to convert such Debenture prior to such redemption date to the extent otherwise convertible.

               (ii) Notice of the Company's intention to redeem this Debenture during the Special Redemption Period pursuant to paragraph 5A(a)(ii) above, shall be given not less than sixty (60) days prior to the date of redemption of this Debenture by personal delivery or by facsimile, followed by two-day courier to the Holder of this Debenture at this address of the Holder provided for such notices. Such notice shall state: (I) the circumstances giving rise to the Company's redemption; (II) a redemption date not less than sixty (60) days following the date of mailing of the notice, which sixty (60) day period shall be extended by that number of days following the date of mailing the notice during which a Blocking Notice is in effect pursuant to Section 5A of the Registration Rights Agreement; (III) whether such redemption is conditioned on the effectiveness of the Paragraph 5(i) transaction giving rise to the redemption right; (IV) the place or places where and the date on which this Debenture is to be surrendered for payment of the redemption price; (V) that interest on the Debenture will cease to accrue on such redemption date; and (VI) that the Holder may elect to convert such Debenture on or prior to such redemption date pursuant to the special conversion terms specified in paragraph 5A(a)(ii), above.

          (c) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Company in providing money for the payment of the redemption price) interest on the Debenture so called for redemption shall cease to accrue. Upon surrender in accordance with such redemption notice of this Debenture, this Debenture shall be redeemed by the Company at the redemption price.

          6. CONVERSION AT THE OPTION OF THE HOLDER. The Holder of this Debenture shall have the following conversion rights.

               (a) HOLDER'S RIGHT TO CONVERT. This Debenture shall be convertible at any time on or after one hundred twenty (120) days after the Second Closing Date (unless previously redeemed), in whole or in part, at the option of the Holder hereof, into fully paid, validly issued and nonassessable shares of Common Stock. If this Debenture is converted in part, the remaining portion of this Debenture not so converted shall remain entitled to the conversion and other rights provided herein.

               (b) CONVERSION PRICE FOR HOLDER CONVERTED SHARES. The Outstanding Principal Amount of this Debenture that is converted into shares of Common Stock at the option of the Holder shall be convertible into the number of shares of Common Stock which results from application of the following formula:

                                        P+I
                         ----------------------------------

                            Conversion Date Market Price

    P = Outstanding Principal Amount of this Debenture submitted for conversion I = accrued but unpaid interest on P as of the Holder Conversion Date

                    The number of shares of Common Stock into which each $1,000 principal amount of this Debenture hereto may be converted pursuant to this paragraph hereof is hereafter referred to as the "Conversion Rate."


               (c) MECHANICS OF CONVERSION. In order to convert this Debenture (in whole or in part) into full shares of Common Stock, the Holder shall surrender this Debenture, duly endorsed, by either overnight courier or 2-day courier, to the principal office of the Company, and shall give written notice in the form of Exhibit 1 hereto (the "Conversion Notice") by facsimile (with the original of such notice forwarded with the foregoing courier) to the Company at such office that the Holder elects to convert the Outstanding Principal Amount (plus accrued but unpaid interest) specified therein, which such notice and election shall be irrevocable by the Holder, subject to the conditional conversion rights afforded the Holder in paragraph 5A above and subject to the second paragraph of this paragraph 6(c), PROVIDED, HOWEVER, that the Company shall not be obligated to issue certificates evidencing the shares of the Common Stock issuable upon such conversion unless either the Debenture evidencing the Outstanding Principal Amount is delivered to the Company as provided above, or the Holder notifies the Company that such Debenture(s) have been lost, stolen or destroyed and promptly executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Debentures.

                    The Company shall use its best efforts to issue and deliver within three (3) business days after delivery to the Company of such Debenture(s), or after receipt of such agreement and indemnification, to the Holder of such Debenture(s) at the address of the Holder, or to its designee, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid, together with a calculation of the Conversion Rate and a Debenture or Debentures for the principal amount of Debentures not submitted for conversion. In addition to any other remedies which may be available to the Holder, in the event the Company fails to effect a delivery of such shares of Common Stock within five (5) business days after delivery to the Company of such Debentures for conversion, the Holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the

Company whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion. Unless otherwise specified in this Debenture, the effective date of conversion (the "Holder Conversion Date") shall be deemed to be the date on which the Company receives by facsimile the Conversion Notice, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          7. CONVERSION UPON MATURITY. At the Maturity Date, the Outstanding Principal Amount of Debentures outstanding (plus all accrued and unpaid interest) at such time shall be automatically converted into shares of Common Stock of the Company in accordance with the terms of this Debenture, the Subscription Agreement and the Registration Rights Agreement, without notice. The Company shall use its best efforts to issue and deliver within three (3) business days after delivery to the Company of this Debenture, or after receipt of the agreement and indemnification described in paragraph 6(c) above, to the Holder of the Debenture at the address of the Holder, or to its designee, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled hereunder, together with a calculation of the Conversion Rate. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Maturity Date. The Maturity Date shall be a "Holder Conversion Date" for purposes of this Debenture.

          8.   STOCK SPLITS; DIVIDENDS; ADJUSTMENTS; REORGANIZATIONS.

               (a) STOCK SPLITS AND COMBINATIONS. The Company shall not effect any stock split, subdivision or combination with an effective date within thirty
(30) trading days of the Maturity Date.

               (b) CERTAIN DIVIDENDS AND DISTRIBUTIONS. The Company shall not make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, with an effective date within thirty (30) trading days of the Maturity Date.

               (c) ADJUSTMENT FOR DIVIDENDS AND DISTRIBUTIONS. If at any time not prohibited by paragraph 8(a) or (b), the number of outstanding shares of Common Stock is changed by a stock split, subdivision, combination or stock dividend or other distribution payable in additional shares of Common Stock, and if the record date for such change occurs during a period that is used to determine the number of shares of Common Stock into which the Debenture is converted, then and in each such event the formulae set forth herein for conversion shall be equitably adjusted to reflect such change in number of shares. In the event the Company at any time or from time to time after the Closing Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that the Holders of Debentures shall receive upon conversion thereof pursuant to Paragraph 6 hereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such other securities of the Company to which a Holder on the relevant record or payment date, as applicable, of the number of shares of Common Stock so receivable upon conversion would have been entitled, plus any dividends or other distributions which would have been received with respect to such securities had such Holder thereafter, during the period from the date of such event to and including the Holder Conversion Date, retained such securities, subject to all other adjustments called for during such period under this Paragraph 8 with respect to the rights of the Holders of the Debentures. For purposes of this Paragraph
8(c), the number of shares of Common Stock so receivable upon conversion by the Holder shall be deemed to be that number which the Holder would have received upon conversion of the entire Outstanding Principal Amount (plus accrued and unpaid interest) hereof if the Holder Conversion Date had been the day preceding the date uon which the Company announced the making of such dividend or other distribution.

               (d) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. In the event that at any time or from time to time after the Closing Date, the Common Stock issuable upon the conversion of the Debentures is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or reorganization provided for elsewhere in this Paragraph 8 or a merger or consolidation, provided for in Paragraph 5), then and in each such event each Holder of Debentures shall have the right thereafter to convert such Debenture into the kind of stock receivable upon such recapitalization, reclassification or other change by holders of shares of Common Stock, all subject to further adjustment as provided herein. In such event, the formulae set forth herein for conversion and redemption shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock (applying the same factors used in determining the Market Price for Shares of Common Stock) issued in connection with the above described transaction.

               (e) REORGANIZATIONS. If at any time or from time to time after the Closing Date there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Paragraph 8) then, as a part of such reorganization, provision shall be made so that the Holders of the Debentures shall thereafter be entitled to receive upon conversion of the Debentures the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Paragraph 8 with respect to the rights of the Holders of the Debentures after the reorganization to the end that the provisions of this Paragraph 8 shall be applicable after that event and be as nearly equivalent as may be practicable, including, by way of illustration and not limitation, by equitably adjusting the formulae set forth herein for conversion and redemption to reflect the market price of the securities or property (applying the same factors used in determining the Market Price for Shares of Common Stock) issued in connection with the above described transaction.

               (f) In the event of a dispute between a Holder of Debentures and the Company with respect to any of the adjustments required pursuant to the provisions of this Paragraph 8, then the Debentures shall be converted in a manner consistent with the Schedule of Computations delivered as set forth in paragraph (g) below. Such Holder of Debentures shall then be entitled, within 60 days of receipt of the Schedule of Computations, to submit such dispute to the American Arbitration Association for resolution according to then applicable rules thereof, which determination shall be final and binding. If it shall be determined that a Holder of Debentures should have received additional shares of Common Stock upon such conversion (the "Undelivered Shares") then, within three trading days of receipt of written notice of such determination, the Company shall issue to such holder that number of additional shares of Common Stock as shall have a value, based upon the then Market Price for Shares of Common Stock, as shall equal the Undelivered Shares times the Market Price for Shares of Common Stock on the date of conversion. The cost of such proceeding shall be shared 50% by the Holder or Holders of Debentures involved in such dispute and 50% by the Company, except that the prevailing party, as determined by the arbitrator presiding over the arbitration, shall be entitled to recover reasonable attorney's fees, in addition to other costs and expenses and any other available remedy.

               (g) The Company shall notify, in writing, the Holders of the Debentures of all adjustments pursuant to this Paragraph 8 within three (3) trading days of the occurrence thereof and such notice shall be accompanied by a Schedule of Computations of such adjustments. If so requested by a Holder of this Debenture, the Company shall provide to such Holder within ten (10) trading days of its request therefor a certificate of concurrence to the Schedule of Computations by the independent public accountants of the Company.

          9. FRACTIONAL SHARES. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issuable hereunder. The number of shares of Common Stock that are issuable upon any conversion shall be rounded up or down to the nearest whole share.

          10.  RESERVATION OF STOCK ISSUABLE UPON CONVERSION.

               (a) RESERVATION REQUIREMENT. The Company shall reserve and keep available at all times, free of preemptive rights shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue shares of its Common Stock upon conversion of all of the Debentures pursuant hereto.

               (b) DEFAULT. If the Company does not have a sufficient number of shares of Common Stock available to satisfy the Company's obligations to a Holder of Debentures upon receipt of a Conversion Notice or is otherwise unable to issue such shares of Common Stock in accordance with the terms of this Agreement and such condition shall remain unremedied for a period of thirty (30) days after the Company's receipt of a Conversion Notice (a "CONVERSION DEFAULT"), then from and after the fifth (5th) day following a Conversion Default (which for all purposes shall be deemed to have occurred upon the expiration of the applicable cure period following the Company's receipt of the applicable Conversion Notice), each Holder of the Debentures shall have the right to demand from the Company immediate redemption of the Debentures in cash at a redemption price per Debenture equal to 120% of the then Outstanding Principal Amount of the Debenture (including Debentures for which a Conversion Notice has not yet been sent), plus accrued but unpaid interest on the Debenture. Within three days of the occurrence of a Conversion Default, the Company shall notify each Holder in writing of such occurrence. No notice of redemption may be delivered by a Holder subsequent to receipt by such Holder of notice from the Company (sent by overnight or 2-day courier with a copy sent by facsimile) of availability of sufficient shares of Common Stock to perfect conversion (a "POST-DEFAULT CONVERSION") of all the Debentures; PROVIDED FURTHER that such right to demand redemption shall be reinstated if the Company shall thereafter fail to perfect such Post-Default Conversion by delivery of Common Stock certificates in accordance with the applicable provisions of Paragraph 6(b) hereof and payment of all accrued and unpaid interest in cash with respect thereto within five business days of delivery of the notice of Post-Default Conversion. In addition to the foregoing, upon a Conversion Default, the rate of interest on all of the Debentures (including Debentures for which a Conversion Notice has not yet been sent), shall, to the maximum extent allowed by applicable law, be permanently increased by two percent (2%) per annum (i.e., from 6% to 8%) commencing on the first day of the thirty (30) day period (or part thereof) following a Conversion Default; an additional two percent (2%) per annum commencing on the first day of each of the second and third such thirty (30) day periods (or part thereof); and an additional one percent (1%) per annum on the first day of each consecutive thirty (30) day period (or part thereof) thereafter until such securities have been duly converted or redeemed as herein provided; provided that in no event shall the rate of interest exceed the lower of 20% or the highest rate permitted by applicable law to be charged on commercial loans. Any such interest which is not paid when due shall, to the maximum extent permitted by law, accrue interest until paid at the rate from time to time applicable to interest on the Debentures as to which the Conversion Default has occurred. In the event the Company pays any interest on the Debentures and it is determined that such interest was paid at a rate in excess of the legal maximum rate, then that portion of the interest payment representing an amount in excess of the legal maximum rate shall be deemed a payment of principal and shall be applied against the principal of the Debenture.

          11. NO REISSUANCE OF DEBENTURES. No Debentures acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such Debentures shall be retired. No additional Debentures shall be authorized or issued without the consent of at least 66 2/3% in interest of the Holders of Debentures outstanding immediately prior thereto.

          12. NO IMPAIRMENT. The Company shall not intentionally take any action which would impair the rights and privileges of the Debentures set forth herein or the Holders thereof.

          13. HOLDER'S RIGHTS IF SHARES ARE DELISTED OR IF TRADING IN COMMON STOCK IS SUSPENDED. In the event that at any time on or after the date hereof, and prior to the Maturity Date, trading in the shares of the Company's Common Stock is suspended on the Nasdaq

National Market (and the Company's Common Stock does not contemporaneously commence trading on a national securities exchange system) for a period of five consecutive trading days, other than as a result of the suspension of trading in securities in general, or if such Shares are delisted from the Nasdaq National Market then, at a Holder's option, the Company shall redeem such Holder's Debentures at a redemption date designated by such Holder, and at the redemption price equal to 120% of the then Outstanding Principal Amount of this Debenture, plus accrued but unpaid interest on this Debenture.

          14. LIMITATIONS ON HOLDER'S RIGHT TO CONVERT. (a) Notwithstanding anything to the contrary contained herein, each Conversion Notice shall contain a representation that, after giving effect to the shares of the Company's Common Stock to be issued pursuant to such conversion notice, the total number of shares of the Company's Common Stock deemed beneficially owned by the Holder (excluding shares that might otherwise be deemed beneficially owned by reason of the conversion right in the Debentures owned by the Holder), together with all shares of the Company's Common Stock deemed beneficially owned by the Holder's "affiliates" as defined in Rule 144 of the Act, will not exceed 4.9% of the total issued and outstanding shares of the Company's Common Stock.

               (b) In the event that upon presentation of a Conversion Notice, the Company would be obligated to issue an amount of shares of Common Stock which, when aggregated with all shares of Common Stock issued on conversion of all Debentures, would exceed 19.99% of the number of shares of Common Stock outstanding on February 6, 1998 (such amount to be proportionately and equitably adjusted from time to time in the event of stock dividends, subdivisions, combinations, reclassifications, capital reorganizations and similar events relating to the Common Stock) (the "Exchange Cap"), and such issuance would constitute a breach of the Company's obligations under the rules or regulations of Nasdaq as they apply to the Company, or any other principal securities exchange or market upon which the Common Stock is or becomes traded (the "Cap Regulations"), the Company shall not be obligated to issue any such shares of Common Stock in excess of the Exchange Cap. Instead, the Company shall immediately give notice of these facts to all Holders of outstanding Debentures and shall within twenty (20) days of the Conversion Notice, commence taking all steps reasonably necessary to be in a position to issue shares on conversion in accordance with this Debenture without violating the Cap Regulations, which steps shall include (but not be limited to) (i) the immediate preparation of all necessary proxy solicitation materials for a meeting of the shareholders; (ii) best efforts to obtain a waiver from the Cap Regulations for the issuances hereunder; and (iii) the filing of such preliminary proxy solicitation materials with the Securities and Exchange Commission within such twenty (20) day period. If within ninety (90) days of such Conversion Notice, the Company still may not issue such shares without violating the Cap Regulations, the Holder may elect to require the Company to redeem the Debenture by providing the Company written notice which shall require redemption within twenty (20) days at a redemption price equal to 115% of the Outstanding Principal Amount which, if converted, would result in the issuance of shares of Common Stock exceeding the Exchange Cap. The Exchange Cap shall be allocated among all outstanding Debentures pro rata based on the total Outstanding Principal Amount of all Debentures then outstanding.

          15. REGISTRATION SUSPENSION. In the event that at any time or from time to time any registration statement with respect to the Common Stock issuable upon conversion of this Debenture is suspended or trading in the Common Stock on the Nasdaq National Market System is suspended for a period of time ("Blackout Period"), the Maturity Date hereunder shall be extended for a period equal to 1.5 times the number of days in such Blackout Period. Furthermore, additional provisions pertaining to the suspension of effectiveness of such registration statement set forth in Paragraph 5A of the Registration Rights Agreement shall be applicable in the event of a Blackout Period, and are specifically incorporated by reference herein.

          16. OBLIGATIONS ABSOLUTE. No provision of this Debenture, other than conversion as provided herein, shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place and rate, and in the manner, herein prescribed.

          17. WAIVERS OF DEMAND, ETC. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and will be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

          18. REPLACEMENT DEBENTURES. In the event that any Holder notifies the Company that its Debenture(s) have been lost, stolen or destroyed, the Company will issue replacement Debenture(s) identical in all respects to the original Debenture(s) (except for registration number and Outstanding Principal Amount, if different than that shown on the original Debenture(s)), provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Debenture(s).

          19. PAYMENT OF EXPENSES. The Company agrees to pay all reasonable debts and expenses, including reasonable attorneys' fees, which may be incurred by the Holder in enforcing the provisions of this Debenture and/or collecting any amount due under this Debenture, the Subscription Agreement or the Registration Rights Agreement (as defined in the Subscription Agreement).

          20.  DEFAULTS.  The following shall constitute "Events of Default":

               (a) The Company refuses at any time to honor any Conversion Notice issued in accordance with the terms of Paragraph 6 hereof; or

               (b) The Company shall default in the payment of (i) interest on this Debenture, and such default shall continue for three (3) business days after the due date thereof, or (ii) the Outstanding Principal Amount of this Debenture; or (iii) the redemption price on the applicable redemption date as herein provided; or

               (c) Any of the representations or warranties made by the Company herein, in the Subscription Agreement, or in any certificate or financial or other statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Debenture or the Subscription Agreement shall be false or misleading in any material respect at the time made and such condition (to the extent capable of being cured) shall continue uncured for a period of ten (10) business days after notice from the Holder of such condition; or

               (d) The Company shall fail to perform or observe in any material respect any covenant or agreement in the Subscription Agreement, or any other covenant, term, provision, condition, agreement or obligation of the Company under this Debenture and such failure shall continue uncured for a period of ten (10) business days after notice from the Holder of such failure; or

               (e) The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (4) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

               (f) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

               (g) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter; or

               (h) Any money judgment (including any arbitration award, but only if reduced to a judgment), writ or warrant of attachment, or similar process in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than ten (10) days prior to the date of any proposed sale thereunder; or

               (i) Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings, or relief under any bankruptcy law or any law for the relief of debt shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit to any material allegations of, or default in answering a petition filed in any such proceeding.

Unless an Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of and (except in the case of clause (i) above) on notice by the Holder and in the Holder's sole discretion, the Holder may by notice to the Company declare the Debenture immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law. In such event, the Debenture shall be redeemed at a redemption price equal to 120% of the Outstanding Principal Amount of the Debenture, plus accrued but unpaid interest on the Debenture. In the event of a Default hereunder, the Company agrees to use commercially reasonable efforts to satisfy its senior lender (Coast Business Credit) to enable Holder to exercise all its rights and remedies hereunder.

          21. SAVINGS CLAUSE. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby.

          22. ENTIRE AGREEMENT. This Debenture and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

          23. ASSIGNMENT, ETC, The Holder may, subject to compliance with the Subscription Agreement and to applicable Federal and state securities laws, transfer or assign this Debenture or any interest herein and may mortgage, encumber or transfer any of its rights or interest in and to this Debenture or any part hereof and, without limitation, each assignee, transferee and mortgagee (which may include any affiliate of the Holder) shall have the right to transfer or assign its interest. Each such assignment shall be in the minimum principal amount of $50,000, or shall be all of the Holder's interest in the Debenture. Each such assignee, transferee and mortgagee shall have all of the rights of the Holder under this Debenture. The Company agrees that, subject to compliance with the Subscription Agreement, after receipt by the Company of written notice of assignment from the Holder or from the Holder's assignee, all principal, interest and other amounts which are then and thereafter become due under this Debenture shall be paid to such assignee at the place of payment designated in such notice. This Debenture shall be binding upon the Company and its successors and shall inure to the benefit of the Holder and its successors and assigns.

          24. NO WAIVER. No failure on the part of the Holder to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

          25. MISCELLANEOUS. Unless otherwise provided herein, any notice or other communication to a party hereunder shall be sufficiently given if in writing and personally delivered or sent by facsimile to said party, followed by two-day courier service, at its address set forth herein or such other address as either may designate for itself in such notice to the other and communications shall be deemed to have been received when delivered personally or, if sent by facsimile, then when actually received by the party to whom it is addressed. Whenever the sense of this Debenture requires, words in the singular shall be deemed to include the plural and words in the plural shall be deemed to include the singular. If more than one Company is named herein, the liability of each shall be joint and several. Paragraph headings are for convenience only and shall not affect the meaning of this document.

          26. CHOICE OF LAW AND VENUE; WAIVER OF JURY TRIAL. THIS DEBENTURE SHALL BE CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW OR CHOICE OF LAW. The Company hereby agrees that all actions or proceedings arising directly or indirectly from or in connection with this Debenture shall, at the Holder's sole option, be litigated only in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York located in New York County, New York. To the extent permitted by applicable law, the Company consents to the jurisdiction and venue of the foregoing courts and consents that any process or notice of motion or other application to either of said courts or a judge thereof may be served inside or outside the State of New York or the Southern District of New York by registered mail, return receipt requested, directed to the Company at its address set forth in this Debenture (and service so made shall be deemed complete five (5) days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under the rules of said courts. The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Debenture.


IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.


                                  DATED: ______________

                                  ROSS SYSTEMS, INC.

                                  By:  ___________________________________
                                  Print Name:  ___________________________
                                  Print Title: ___________________________


ATTEST

___________________________

                                     EXHIBIT 1

                        (To be Executed by Registered Holder
                           in order to Convert Debenture)

                                 CONVERSION NOTICE
                                        FOR
                     CONVERTIBLE DEBENTURE DUE FEBRUARY 6, 2003

The undersigned, as Holder of the Convertible Debenture Due February 6, 2003 of Ross Systems, Inc. (the "Company"), No. CSD-98___, in the outstanding principal amount of U.S. $_____________ (the "Debenture"), hereby irrevocably elects to convert U.S. $__________ of the outstanding principal amount of the Debenture into shares of Common Stock, no par value (the "Common Stock"), of the Company according to the conditions of the Debenture, as of the date written below. The undersigned hereby requests that share certificates for the Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

The undersigned represents that, after giving effect to the shares of the Company's Common Stock to be issued pursuant to such conversion notice, the total number of shares of the Company's Common Stock deemed beneficially owned by the undersigned, together with all shares of the Company's Common Stock deemed beneficially owned by the undersigned's "affiliates" as defined in Rule 144 of the Act, will not exceed 4.9% of the total issued and outstanding shares of the Company's Common Stock.

Conversion Information:                NAME OF HOLDER:


                                       By:  ______________________________
                                       Print Name:
                                       Print Title:

                                       Print Address of Holder:
                                       ___________________________________
                                       ___________________________________

                                       Issue Common Stock to:  ___________
                                       at:  ______________________________

                                       Date of Conversion
                                       ___________________________________
                                       Applicable Conversion Rate

                                     EXHIBIT 2
                                   PIK STATEMENT

Date: _______________

To:  [Name of Holder of Debenture] ("Holder")

RE: CONVERTIBLE DEBENTURE DUE FEBRUARY 6, 2003 ("DEBENTURE") OF ROSS SYSTEMS, INC. (THE "COMPANY") NO. CSD-98___, IN THE FACE PRINCIPAL AMOUNT OF US $_____________.

          In payment of interest on the Debenture, for the Interest Payment Date indicated below, the Company hereby certifies to the Holder that the average of the two lowest closing bid prices for shares of the Company's common stock, no par value ("Common Stock"), as reported by the Bloomberg Service for the thirty
(30) trading days immediately preceding the Interest Payment Date indicated below was $______. The Company further represents and warrants to the Holder that _____ shares of Common Stock will be issued by the Company's transfer agent to and in the name of the Holder and delivered to the Holder within three (3) business days of the date hereof. Capitalized terms used in this PIK Statement and not otherwise defined shall have the meaning ascribed thereto in the Debenture.

     Interest Payment Date: _______________

     Outstanding Principal Amount on
     which interest is being paid:           US$ _______________

     PIK Interest:                           US$ _______________


          IN WITNESS WHEREOF, this PIK Statement has been duly executed and delivered on the date first written above.

                                   ROSS SYSTEMS, INC.

                                   By: ____________________________________
                                   Print Name:
                                   Print Title: